LINEAR TECHNOLOGY CORPORATION

ROBERT C. DOBKIN EMPLOYMENT AGREEMENT

This Agreement is made by and between Linear Technology Corporation (the “Company”) and Robert C. Dobkin (“Executive”).

1. Duties and Scope of Employment.

(a) Position; Agreement Commencement Date; Duties.  Executive’s coverage under this Agreement shall commence upon the date this Agreement has been signed by both parties hereto (the “Agreement Commencement Date”).  Following the Agreement Commencement Date, Executive shall continue to serve as Vice President, Engineering and Chief Technical Officer, reporting to the Chief Executive Officer.  The period of Executive’s employment hereunder is referred to herein as the “Employment Term.”  During the Employment Term, Executive shall render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Chief Executive Officer.

(b) Obligations.  During the Employment Term, Executive shall devote his full business efforts and time to the Company.  Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company (the “Board”);  provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof, without the approval of the Board, unless such service involves a conflict of interest with the Company’s business.

(c) Employee Benefits.  During the Employment Term, Executive shall be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans.

2. At-Will Employment.  Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment.  Subject to the Company’s obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

3. Compensation.

(a) Base Salary.  While employed by the Company, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of $280,000 (the “Base Salary”).  Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding.  Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board for possible adjustments in light of Executive’s performance and competitive data.

(b) Bonuses.  Executive shall be eligible to earn a target bonus under the Company’s 1996 Senior Executive Bonus Plan as specified annually by the Compensation Committee of the Board and will also be eligible to participate in the Key Employee Incentive Bonus Plan (the target amounts under these plans, added together, are referred to herein as the “Target Bonus”).

(c) Severance Prior to a Change of Control.  If, at any time prior to a Change of Control (as defined herein), Executive’s employment with the Company terminates due to (i) a voluntary termination for “Good Reason” (as defined herein) where the grounds for the Good Reason are not cured by the Company within 90 days following receipt of written notice specifying the grounds from Executive, or (ii) an involuntary termination by the Company other than for “Cause” (as defined herein), then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company and not breaching the terms of Section 11 hereof, (i) all of Executive’s Company stock options and restricted stock shall immediately accelerate vesting as to the amount of shares as would have vested had Executive remained employed by the Company an additional six months, (ii) Executive shall receive continued payments of six month’s Base Salary plus 50% of his Target Bonus, less applicable withholding, in accordance with the Company’s standard payroll practices (the “Severance Payment”), (iii) the Company shall pay the group health and dental plan continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for the lesser of (A) six (6) months from the date of Executive’s termination of employment, or (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive’s new employer (the “COBRA Coverage”).

For purposes of this Agreement, “Cause” shall mean (i) an act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive, (ii) Executive being convicted of, or plea of nolo contendere to, a felony, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part.

For purposes of this Agreement, “Good Reason” means, without Executive's express consent, (i) a material reduction of Executive's duties, title, authority or responsibilities, relative to Executive's duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities (ii) a material reduction, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction, other than a reduction generally applicable to all senior management of the Company; (iii) a reduction by the Company in the Base Salary of Executive as in effect immediately prior to such reduction (other than a reduction that generally applies to Company employees); (iv) a material reduction by the Company in the aggregate level of employee benefits, including Target Bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive's aggregate benefits package is materially reduced(other than a reduction that generally applies to Company employees); (v) the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive's then present location; or (vi) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of Executive.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events in either a single transaction or a series of related transactions:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

(d) The Executive shall not be required to mitigate the value of any severance benefits contemplated by this section, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source; provided, however, that if Executive receives severance benefits hereunder, he expressly waives the right to receive severance benefits under any other severance plan or policy of the Company.

(e) Severance on or Following a Change of Control.  If, on or after a Change of Control (as defined herein), Executive’s employment with the Company terminates due to (i) a voluntary termination for “Good Reason” (as defined herein) where the grounds for the Good Reason are not cured by the Company within 30 days following receipt of written notice specifying the grounds from Executive, or (ii) an involuntary termination by the Company other than for “Cause” (as defined herein), then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company and not breaching the terms of Section 11 hereof, (i) all of Executive’s Company stock options and restricted stock shall immediately accelerate vesting as to 50% of the then unvested shares, (ii) Executive shall receive continued payments of one year’s Base Salary plus 50% of his Target Bonus, less applicable withholding, in accordance with the Company’s standard payroll practices (the “Severance Payment”), (iii) the Company shall pay the group health and dental plan continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for the lesser of (A) twelve (12) months from the date of Executive’s termination of employment, or (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive’s new employer (the “COBRA Coverage”).

The Executive shall not be required to mitigate the value of any severance benefits contemplated by this section, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source; provided, however, that if Executive receives severance benefits hereunder, he expressly waives the right to receive severance benefits under any other severance plan or policy of the Company.

(f) Voluntary Termination Other than for Good Reason; Involuntary Termination for Cause.  In the event that Executive terminates his employment voluntarily other than for Good Reason or is involuntarily terminated by the Company for Cause, then all vesting of Executive’s stock options and restricted stock shall terminate immediately and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned).

4. Death or Total Disability of Executive.

(a) Death.  Upon Executive’s death while Executive is an employee or consultant of the Company, then (i) employment hereunder shall automatically terminate, (ii) all of Executive’s Company stock options and restricted stock shall immediately accelerate vesting as to 50% of the then unvested shares, and all subsequent vesting of Executive’s stock options and restricted stock shall terminate immediately, and (iii) all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned).

(b) Disability.  Upon Executive’s becoming permanently and totally disabled (as defined in accordance with Internal Revenue Code Section 22(e)(3) or its successor provision) while Executive is an employee or consultant of the Company, then employment hereunder shall automatically terminate and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned), and all vesting of Executive’s stock options and restricted stock shall terminate immediately.

5. Golden Parachute Excise Taxes.

(a) Parachute Payments of Less than 3.59 x Base Amount.  In the event that the benefits provided for in this agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (b) would be subject to the excise tax imposed by Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is less than the product obtained by multiplying 3.59 by Executive’s “base amount” within the meaning of Code Section 280G(b)(3), then such benefits shall be reduced to the extent necessary (but only to that extent) so that no portion of such benefits will be subject to excise tax under Section 4999 of the Code.

(b) Parachute Payments Equal to or Greater than 3.59 x Base Amount.  In the event that the benefits provided for in this agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code, (b) would be subject to the excise tax imposed by Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is equal to or greater than the product obtained by multiplying 3.59 by Executive’s “base amount” within the meaning of Code Section 280G(b)(3), then the Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Executive pursuant to this sentence.

(c) 280G Determinations. Unless the Company and the Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid or reduced under this Section 5 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”).  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6. Assignment.  This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive.  Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

7. Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:Linear Technology Corporation

720 Sycamore Drive

Milpitas, CA  95035

Attn: General Counsel

If to Executive:Robert C. Dobkin

at the last residential address known by the Company.

8. Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

9. Entire Agreement.  This Agreement, the Confidential Information and Invention Assignment Agreement previously entered into by and between the Company and Executive and the indemnification agreement previously entered into by and between the Company and Executive represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

10. Dispute Resolution.

(a) The parties shall first meet to settle any dispute through good faith negotiation or non-binding mediation.  If not settled by good faith negotiation or non-binding mediation between the parties within 30 days from the date one party requests in writing to meet the other party, then to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be finally settled by binding arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be confidential, final, conclusive and binding on the parties to the arbitration.  Judgment may be entered under a protective order on the arbitrator’s decision in any court having jurisdiction.  The Company shall pay all costs of any mediation or arbitration; provided, however, that each party shall pay its own attorney and advisor fees.

(b) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law.  The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.  Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(c) Executive understands that nothing in Section 10 modifies Executive’s at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

(d) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 10, WHICH DISCUSSES ARBITRATION.  EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

11. Covenants Not to Compete and Not to Solicit.

(a) Covenant Not to Compete. If and only if Executive receives severance benefits under either Section 3(c) or 3(d) hereof, then Executive agrees that, until the end of the six or twelve month severance benefits period, as applicable, following the date of his termination of employment with the Company for any reason or no reason, Executive will not directly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages or participates anywhere in the world in providing goods and services similar to those provided by the Company upon the date of Executive’s termination of employment.  Ownership of less than 3% of the outstanding voting stock of a corporation or other entity will not constitute a violation of this provision.  The Company agrees not to unreasonably withhold consent from Executive to engage in any activity that is not competitive with the Company.

(b) Covenant Not to Solicit.   If and only if Executive receives severance benefits under either Section 3(c) or 3(d) hereof, then Executive agrees that he will not, at any time during the six or twelve month severance benefits period, as applicable, following his termination date, directly or indirectly solicit any individuals to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

(c) Representations.  The parties intend that the covenants contained in Section 11(a) and (b) shall be construed as a series of separate covenants, one for each county, city and state (or analogous entity) and country of the world.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants, or any part thereof, then such unenforceable covenant, or such part thereof, shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants, or portions thereof, to be enforced.

(d) Reformation.  In the event that the provisions of this Section 11 should ever be deemed to exceed the time or geographic limitations, or scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

(e) Reasonableness of Covenants.  Executive represents that he (i) is familiar with the covenants not to compete and solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(f) Remedy for Breach by Executive.  In the event Executive breaches his obligations under this Section 11, the sole remedy shall be that the Company may thereafter discontinue providing the severance benefits under Section 3(c) or 3(d) hereof that Executive would otherwise receive.

12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Chairman of the Board.

13. Withholding.  The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

14. Governing Law. This Agreement shall be governed by the laws of the State of California.
15. Effective Date. This Agreement is effective upon the date it has been executed by both parties.

16. Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

LINEAR TECHNOLOGY CORPORATION

          /s/ Thomas Volpe

Thomas Volpe

EXECUTIVE

       /s/ Robert C. Dobkin

Robert C. Dobkin

Date: January 15, 2002

AMENDMENT TO ROBERT C. DOBKIN EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between Robert C. Dobkin (“Executive”) and Linear Technology Corporation (the “Company” and together with Executive hereinafter collectively referred to as the “Parties”).

WHEREAS, the Parties previously entered into the Robert C. Dobkin Employment Agreement effective as of January 15, 2002 (the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement in order to bring such terms into compliance with Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and other official guidance thereunder, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1. The first paragraph of Section 3(c) of the Agreement is hereby amended in its entirety as follows:

“Severance Prior to a Change of Control.  If, at any time prior to a Change of Control (as defined  herein), Executive’s employment with the Company terminates due to (i) a voluntary termination for “Good Reason” (as defined herein) where the grounds for the Good Reason are not cured by the Company within 90 days following receipt of written notice specifying the grounds from Executive, or (ii) an involuntary termination by the Company other than for “Cause” (as defined herein), then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company provided that such release of claims becomes effective no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”) and not breaching the terms of Section 11 hereof and further subject to Sections 3(g) and (h), (i) all of Executive’s Company stock options and restricted stock shall immediately accelerate vesting as to the amount of shares as would have vested had Executive remained employed by the Company an additional six months, (ii) Executive shall receive continued payments of six month’s Base Salary plus 50% of his Target Bonus, less applicable withholding, in accordance with the Company’s standard payroll practices, and (iii) if Executive elects continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s dependents, within the time period prescribed pursuant to COBRA, the Company shall reimburse Executive for the COBRA premiums for such coverage for Executive and his covered dependents for the lesser of (A) six (6) months from the date of Executive’s termination of employment, or (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive’s new employer.  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.”

2. The first paragraph of Section 3(e) of the Agreement is hereby amended in its entirety as follows:

Severance on or Following a Change of Control.  If, on or after a Change of Control (as defined herein), Executive’s  employment with the Company terminates due to (i) a voluntary termination for “Good Reason” (as defined herein) where the grounds  for the Good Reason are not cured by the Company within 30 days following receipt of written notice specifying  the grounds from Executive, or (ii) an involuntary termination by the Company other than for “Cause” (as defined herein), then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company effective no later than the Release Deadline and not breaching the terms of Section 11 hereof and further subject to Sections 3(g) and 3(h), (i) all of Executive’s Company stock options and restricted stock shall immediately accelerate vesting as to 50% of the then unvested shares, (ii) Executive shall receive continued payments of one year’s Base Salary plus 50% of his Target  Bonus, less applicable withholding, in accordance with the Company’s standard payroll practices, (iii) if Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s dependents, within the time period prescribed pursuant to COBRA, the Company shall reimburse Executive for the COBRA premiums for such coverage for Executive and his covered dependents for the lesser of (A) twelve (12) months from the date of Executive’s termination of employment, or (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive’s new employer.  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.

3. The following Sections 3(g) and 3(h) are hereby added to the Agreement:

“(g)Timing of Payments.

(i) In no event shall severance payments or benefits be paid or provided until the mutual release of claims actually becomes effective and irrevocable.  Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits (as defined in Section 3(h)) shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 3(h).  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(ii) Unless otherwise required by Section 3(h), the Company shall pay any severance payments in continuing payments following Executive’s termination date; provided, however, that no severance or other benefits shall be paid or provided until the mutual release of claims becomes effective, and any severance amounts or benefits otherwise payable between Executive’s termination date and the date such release becomes effective shall be paid on the effective date of such release.  If Executive should die before all of the severance amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(h)Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.  For purposes of this Agreement, “Section 409A Limit” means the lesser of 2 times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

4. Section 5 of the Agreement is hereby amended the following new sentence to the end of subsection (a):

“If a reduction in benefits constituting “parachute payments” is necessary so that no portion of such benefits shall be subject to excise tax under Section 4999 of the Code, reduction shall occur in the following order: reduction of cash payments; cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), cancellation of accelerated vesting of equity awards; reduction of employee benefits.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.”

5. Section 11(a) of the Agreement is hereby deleted in its entirety and the remaining subsections of Section 11 are re-numbered to account for the deletion of Section 11(a) and any references to Section11 (and any subsections thereof) in the Agreement are hereby amended accordingly.

6. This Amendment, taken together with the Agreement, to the extent not modified by this Amendment, supersedes any and all previous contracts, arrangements or understandings between the parties with respect to the Agreement, and may not be amended adversely to Executive’s interest except by mutual written agreement of the Parties.

7. This Agreement will become effective on the date that it is signed by the Company (the “Effective Date”).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer.

COMPANYLINEAR TECHNOLOGY CORPORATION

                  /s/ Robert H. Swanson

By: Robert H. Swanson

Title:  Executive Chairman

EXECUTIVEROBERT C. DOBKIN

                      /s/ Robert C. Dobkin

SECOND AMENDMENT TO ROBERT C. DOBKIN EMPLOYMENT AGREEMENT

This second amendment (the “Amendment”) is made by and between Robert C. Dobkin (“Executive”) and Linear Technology Corporation (the “Company” and together with Executive hereinafter collectively referred to as the “Parties”).

WHEREAS, the Parties previously entered into the Robert C. Dobkin Employment Agreement effective as of January 15, 2002, as amended pursuant to the “Amendment to Robert C. Dobkin Employment Agreement” entered into between the Parties and dated December 30, 2008 (together, the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement to provide Executive Change of Control severance benefits consistent with those offered to other executives of the Company in exchange for Executive agreeing to forfeit his right to receive a tax gross-up for excise taxes imposed under Section 4999 of the Code as a result of receiving certain excess parachute payments within the meaning of Section 280G of the Code.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.	The first paragraph of Section 3(c) of the Agreement is hereby amended in its entirety as follows:

“Severance Prior to a Change of Control.  If, at any time prior to a Change of Control (as defined  herein), Executive’s employment with the Company terminates due to (i) a voluntary termination for “Good Reason” (as defined herein) where the grounds for the Good Reason are not cured by the Company within 90 days following receipt of written notice specifying the grounds from Executive, or (ii) an involuntary termination by the Company other than for “Cause” (as defined herein), then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company provided that such release of claims becomes effective no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”) and not breaching the terms of Section 11 hereof and further subject to Sections 3(g) and (h):

(i) all of Executive’s Equity Awards shall (A) immediately accelerate vesting as to the amount of shares as would have vested had Executive remained employed by the Company an additional six months; (B) in the case of stock options and stock appreciation rights, will become exercisable; and (C) in the case of Equity Awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in Executive’s Equity Award agreement governing such Equity Award,

(ii) Executive shall receive continued payments of six month’s Base Salary plus 50% of his Bonus Amount, less applicable withholding, in accordance with the Company’s standard payroll practices, and

(iii) if Executive elects continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s dependents, within the time period prescribed pursuant to COBRA, the Company shall reimburse Executive for the COBRA premiums for such coverage for Executive and his covered dependents until the earlier of (A) six (6) months from the date of Executive’s termination of employment; (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive’s new employer; or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”).  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.  However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by six (6), which payment will be made regardless of whether Executive elects COBRA continuation coverage.  For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

For purposes of this Section 3(c), “Bonus Amount” means the greater of:

(i) the average Performance Bonus earned by Executive for the bonus periods ending during the twenty-four (24)-month period ending on the Termination Bonus Period End Date, with such average determined on an annualized basis, and

(ii) Executive’s annualized target Performance Bonus opportunity for the bonus period in effect at the time of Executive’s termination (or if the termination is due to a resignation for Good Reason based on a material reduction in the aggregate level of employee benefits, then Executive’s annualized target Performance Bonus opportunity as of immediately prior to such reduction).

Notwithstanding the foregoing, if Executive has not held the position in the Company that he holds as of the Effective Date (the “Reference Position”) or a higher position in the Company assumed after the Effective Date for the entire duration of the twenty-four (24)-month period ending on the Termination Bonus Period End Date, references in the definition of “Bonus Amount” to the “twenty-four (24)-month period ending on the Termination Bonus Period End Date” will instead refer to the shorter period of time ending on the Termination Bonus Period End Date in which the Executive held the Reference Position (or a higher position in the Company assumed after the Effective Date).”

2. The third paragraph of Section 3(c) of the Agreement is hereby amended in its entirety as follows:

“For purposes of this Agreement, “Good Reason” means, without Executive's express consent:

(i) a material reduction of Executive's duties, title, authority or responsibilities, relative to Executive's duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities;

(ii) a material reduction, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction, other than a reduction generally applicable to all senior management of the Company;

(iii) a reduction by the Company in the Base Salary of Executive as in effect immediately prior to such reduction (other than a reduction that generally applies to Company employees);

(iv) if a target bonus opportunity has been set for Executive for the bonus period then in effect, a material reduction by the Company in the aggregate level of employee benefits, including the annualized target Performance Bonus opportunity, to which Executive was entitled immediately prior to such reduction with the result that Executive’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees);

(v) if no target bonus opportunity has been set for Executive for the bonus period then in effect, a material reduction by the Company in the aggregate level of employee benefits, including the annualized Performance Bonus payment, to which Executive was entitled immediately prior to such reduction with the result that Executive’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees);

(vi) if a target bonus opportunity is established following a bonus period in which no target bonus opportunity had been set, a material reduction by the Company in the aggregate level of employee benefits, including the new target bonus opportunity, to which Executive was entitled immediately prior to such reduction with the result that Executive’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees) as compared to the aggregate level of employee benefits, including the average Performance Bonus earned by Executive for the bonus periods ending during the twenty-four (24)-month period (or shorter period during which Executive held the Reference Position or a higher position in the Company) ending on the last day of the last bonus period ending on or prior to such establishment of the new target bonus opportunity, with such average determined on an annualized basis;

(vii) the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive's then present location; or
(viii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of Executive.”
3. A new Section 3(e)(i) is hereby added to the Agreement:

“Severance on or Following a Change of Control and During the Change of Control Period.  If, on or after a Change of Control (as defined herein), and during the Change of Control Period, Executive’s  employment with the Company terminates due to (i) a voluntary termination for “Good Reason” (as defined herein) where the grounds  for the Good Reason are not cured by the Company within 30 days following receipt of written notice specifying  the grounds from Executive, or (ii) an involuntary termination by the Company other than for “Cause” (as defined herein), then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company effective no later than the Release Deadline and not breaching the terms of Section 11 hereof and further subject to Sections 3(g) and 3(h):

(i) all of Executive’s Equity Awards shall (A) immediately accelerate vesting as to 75% of the then unvested shares; (B) in the case of stock options and stock appreciation rights, will become exercisable; and (C) in the case of Equity Awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in Executive’s Equity Award agreement governing such Equity Award;

(ii) Executive shall receive continued payments of one year’s Base Salary plus 100% of his Bonus Amount, less applicable withholding, in accordance with the Company’s standard payroll practices; and

(iii) if Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s dependents, within the time period prescribed pursuant to COBRA, the Company shall reimburse Executive for the COBRA premiums for such coverage for Executive and his covered dependents until the earlier of (A) twelve (12) months from the date of Executive’s termination of employment, (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive’s new employer or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COC Period COBRA Premiums”).  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.  However, if the Company determines in its sole discretion that it cannot pay the COC Period COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by twelve (12), which payment will be made regardless of whether Executive elects COBRA continuation coverage.  For the avoidance of doubt, the taxable payments in lieu of COC Period COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

For purposes of clarification only, upon a qualifying termination that occurs following a Change of Control and during the Change of Control Period, Executive will be entitled to receive only the benefits set forth in Section 3(e)(i).

The Executive shall not be required to mitigate the value of any severance benefits contemplated by this section, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source; provided, however, that if Executive receives severance benefits hereunder, he expressly waives the right to receive severance benefits under any other severance plan or policy of the Company.

For purposes of Section 3(e)(i) and Section 3(e)(ii), “Bonus Amount” means the greatest of:

(1) the average Performance Bonus earned by Executive for the bonus periods ending during the twenty-four (24)-month period ending on the Termination Bonus Period End Date, with such average determined on an annualized basis,

(2) the average Performance Bonus earned by Executive for the bonus periods ending during the twenty-four (24)-month period ending on the COC Bonus Period End Date, with such average determined on an annualized basis, and

(3) Executive’s annualized target Performance Bonus opportunity for the bonus period in effect at the time of Executive’s termination (or if the termination is due to a resignation for Good Reason based on a material reduction in the aggregate level of employee benefits, then Executive’s annualized target Performance Bonus opportunity as of immediately prior to such reduction).

Notwithstanding the foregoing, if Executive has not held the Reference Position or a higher position in the Company assumed after the Effective Date for the entire duration of the twenty-four (24)-month period ending on the Termination Bonus Period End Date, references in the definition of “Bonus Amount” to:

(x)the “twenty-four (24)-month period ending on the Termination Bonus Period End Date” will instead refer to the shorter period of time ending on the Termination Bonus Period End Date in which the Executive held the Reference Position (or a higher position in the Company assumed after the Effective Date), and

(y)the “twenty-four (24)-month period ending on the COC Bonus Period End Date” will instead refer to such twenty-four (24)-month period or, if shorter, the period of time ending on the COC Bonus Period End Date in which the Executive held the Reference Position (or a higher position in the Company assumed after the Effective Date).”

4. The current Section 3(e) of the Agreement is re-numbered to Section 3(e)(ii) and the first paragraph of Section 3(e)(ii) of the Agreement is hereby amended in its entirety as follows:

“Severance on or Following a Change of Control and Following the Change of Control Period.  If, on or after a Change of Control and following the Change of Control Period, Executive’s  employment with the Company terminates due to (i) a voluntary termination for Good Reason where the grounds  for the Good Reason are not cured by the Company within 30 days following receipt of written notice specifying  the grounds from Executive, or (ii) an involuntary termination by the Company other than for Cause, then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company effective no later than the Release Deadline and not breaching the terms of Section 11 hereof and further subject to Sections 3(g) and 3(h):

(i) all of Executive’s Equity Awards shall (A) immediately accelerate vesting as to 50% of the then unvested shares; (B) in the case of stock options and stock appreciation rights, will become exercisable; and (C) in the case of Equity Awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in Executive’s Equity Award agreement governing such Equity Award;

(ii) Executive shall receive continued payments of one year’s Base Salary plus 50% of his Bonus Amount, less applicable withholding, in accordance with the Company’s standard payroll practices; and

(iii) if Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s dependents, within the time period prescribed pursuant to COBRA, the Company shall reimburse Executive for the COBRA premiums for such coverage for Executive and his covered dependents until the earlier of (A) twelve (12) months from the date of Executive’s termination of employment, (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive’s new employer or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COC COBRA Premiums”).  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. However, if the Company determines in its sole discretion that it cannot pay the COC COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by twelve (12), which payment will be made regardless of whether Executive elects COBRA continuation coverage.  For the avoidance of doubt, the taxable payments in lieu of COC COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

For purposes of clarification only, upon a qualifying termination that occurs following a Change of Control and following the Change of Control Period, Executive will only be entitled to receive the benefits set forth in Section 3(e)(ii).”

5. References in Section 3(f) and Sections 4(a) and (b) to “stock options and restricted stock” are hereby amended to refer to “Equity Awards.”
6. Section 3(h)(i) of the Agreement is hereby amended to add the following sentence at the end of the section:

“Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.  In no event will Executive have discretion to determine the taxable year of payment of any Deferred Compensation Separation Benefits.  In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.”

7. Section 5 of the Agreement is hereby amended to read in its entirety as follows:

“Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that no portion of such benefits shall be subject to the excise tax under Section 4999 of the Code, reduction shall occur in the following order: reduction of cash payments; cancellation of Equity Awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), cancellation of accelerated vesting of Equity Awards; and reduction of employee benefits.  In the event that acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s Equity Awards.  In no event will the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company.  For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.”

8. A new Section 17 is hereby added to the Agreement:

“17.Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)	“Change of Control Period” means the period ending twenty-four (24) months following the first Change of Control to occur after the Effective Date.
(b)	“COC Bonus Period End Date” means the last day of the last bonus period completed on or prior to the Change of Control.
(c)

“Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(d)

“Performance Bonus” means the cash incentive determined based on Company and/or individual performance over a specified period (which may, but is not required to be, semi-annual or annual), but excluding a pure profit sharing program, sign-on bonuses, transaction bonuses, or retention bonuses.

(e)	“Termination Bonus Period End Date” means the last day of the last bonus period completed on or prior to the Executive’s termination of employment.”

9. This Amendment, taken together with the Agreement, to the extent not modified by this Amendment, supersedes any and all previous contracts, arrangements or understandings between the parties with respect to the Agreement, and may not be amended adversely to Executive’s interest except by mutual written agreement of the Parties.

10. This Agreement will become effective on the date that it is signed by the Company (the “Effective Date”).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer.

COMPANYLINEAR TECHNOLOGY CORPORATION

/s/ Lothar Maier

By:  Lothar Maier

Title:  Chief Executive Officer

EXECUTIVEROBERT C. DOBKIN

                    /s/ Robert C. Dobkin